Baiya International Group Inc.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Certificate Number

Shares

PAR VALUE $0.025
ORDINARY SHARES

THIS CERTIFIES THAT

* SPECIMEN *

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHRES OF THE ORDINARY SHARES PAR VALUE OF $0.025 EACH OF

BAIYA INTERNATIONAL GROUP INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

BAIYA INTERNATIONAL GROUP INC.
Corporate
Seal
CAYMAN ISLANDS

LINXI XIE
Chief Executive Officer

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112